Exhibit 8.1

[Orrick, Herrington & Sutcliffe LLP letterhead]

July 24, 2025

American Express Receivables Financing Corporation III LLC

115 W Towne Ridge Pkwy, Room 454

Sandy, Utah 84070

Re:	American Express Credit Account Master Trust,

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel for American Express Receivables Financing Corporation III LLC (“RFC III”) in connection with the preparation of the Registration Statement on Form SF-3 (the “Registration Statement”), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of Asset Backed Certificates (the “Certificates”) representing an undivided interest in the American Express Credit Account Master Trust (the “Trust”). The Certificates are to be issued pursuant to a Fourth Amended and Restated Pooling and Servicing Agreement and Series Supplement thereto, substantially in the form of Exhibits 4.1 and 4.2, respectively, to the Registration Statement.

We hereby confirm that the statements set forth in the prospectus relating to the Certificates (the “Prospectus”) forming a part of the Registration Statement under the headings “Summary of Series Terms–Tax Status” and “Tax Matters,” to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and we hereby confirm the opinions set forth under such headings. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. As the Registration Statement contemplates Series and Classes of Certificates with numerous different characteristics, the particular characteristics of each Series or Class of Certificates must be considered in determining the applicability of this opinion to a particular Series of Class of Certificates.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Summary of Series Terms–Tax Status,” “Legal Matters” and “Tax Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP